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                                                                      EXHIBIT 99

                                November 20, 2003

BY:  FEDERAL EXPRESS
--------------------
Ms. Cathy Ruggiero
Corporate Governance
New York Stock Exchange, Inc.
20 Broad Street
17th Floor
New York, New York  10005

                  Re:  Annual Certification

Dear Ms. Ruggiero:

         Pursuant to Section 303A.12 of the New York Stock Exchange Listed Company Manual, on behalf of Atmos Energy Corporation (the "Company"), as Chairman, President and Chief Executive Officer of the Company, I am hereby certifying to the New York Stock Exchange (the "NYSE") that as of this date, I am unaware of any violation by the Company of the NYSE corporate governance listing standards.

                                                          Very truly yours,

                                                         /s/ ROBERT W. BEST

                                                             Robert W. Best